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                                                                   Exhibit 10.23


December 14, 1999


Mr. Robert L. North


Re:      SEPARATION TERMS

Dear Mr. North:

This letter agreement (this "AGREEMENT") confirms the terms of the termination of your employment with HNC Software Inc. ("HNC"). This Agreement is also intended to address your continuing position as a member of HNC's Board of Directors, to delineate the scope of the consulting services which you may hereafter provide to HNC and its subsidiary eHNC, Inc. ("EHNC"), and to permanently resolve any and all potential disputes which may arise concerning your employment with HNC, or the termination of your employment with HNC.

1. EMPLOYMENT TERMINATION DATE: You agree that your employment with HNC will be terminated effective on January 15, 2000 (the "TERMINATION DATE"). You also agree to resign as an officer of eHNC and to resign from the Board of Directors of eHNC immediately, if at any time after the Termination Date HNC or eHNC requests you to do so.

2. PAYMENT OF WAGES: On or before the Termination Date, HNC shall deliver to you a final paycheck which shall include all accrued wages, salary, bonuses, reimbursable expenses, accrued but unused vacation pay and any similar payments due and owing to you from HNC as of the Termination Date. We will deduct all normal tax withholdings and other required deductions from these payments.

3.       STOCK OPTIONS:

         (a) STATUS OF YOUR HNC AND EHNC OPTIONS. You have previously been granted options to purchase up to 757,834 shares of HNC's Common Stock at purchase prices of between $0.20 and $32.6875 per share. As of the date of this Agreement, you have exercised 417,834 of these options. Assuming no additional exercise of these options by you prior to the Termination Date, and assuming your continuous employment with HNC through the Termination Date, on the Termination Date you will have vested and unexercised interests in options to purchase up to 214,162 shares of HNC Common Stock and you will have 125,838 unvested HNC stock options. In addition, you have been granted options to purchase up to 100,000 shares of the Common Stock of eHNC under the eHNC Stock Option Plan. On your date of termination, none of these eHNC options will be vested.

         (b) CONTINUED STOCK OPTION VESTING. In accordance with the terms of your current HNC and eHNC stock options, both your HNC stock options and your eHNC stock options will continue to vest so long as you are a member of the Board of Directors of HNC or continue to serve as a consultant to HNC and eHNC as provided in paragraph 4 of this Agreement.

         (c) ACKNOWLEDGMENT OF CONVERSION OF INCENTIVE STOCK OPTIONS. You understand and agree that any and all HNC options you hold that are Incentive Stock Options ("ISOS") shall become non-qualified stock options effective ninety
(90) days after the Termination Date, and that this conversion


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will have certain tax ramifications for you. You understand and agree that it is your responsibility to confer with your own personal tax advisor concerning the conversion of your stock options.

         (d) ACCELERATION OF STOCK OPTION VESTING. HNC and eHNC agree that, on the Service Termination Date (as defined in subparagraph (e) below), your right to exercise all then unvested HNC stock options and all then unvested eHNC stock options then held by you will accelerate and vest in full, so that all such stock options may then be exercised in full by you.

         (e) SERVICE TERMINATION DATE. As used herein, the term "SERVICE TERMINATION DATE" means the earlier of: (i) the first date on which you cease to be a member of HNC's Board of Directors due to (A) your death or disability, (B) your resignation from the HNC Board of Directors for any reason, (C) your failure to be re-elected to HNC's Board of Directors, or (D) your removal from HNC's Board of Directors for any reason; or (ii) December 31, 2000, if you have complied with your obligations under the first sentence of paragraph 4 below through that date.

         (f) ADJUSTMENT. If HNC's Board of Directors elects to generally adjust HNC stock options to reflect any extraordinary transaction, such as a distribution of HNC's shares of Retek Inc., your HNC options, if then still in effect, would be likewise adjusted.

         (g) HNC DIRECTORS' OPTION PLAN. As you know, HNC maintains a 1995 Directors Stock Option Plan ("DIRECTOR PLAN") under which options to purchase shares of HNC Common Stock are granted to outside members of HNC's Board of Directors who are not employees of HNC or certain of its affiliates. The terms of the Director Plan currently provide, among other things, that: (1) new HNC directors are granted an "Initial Grant" of an option to purchase 25,000 shares of HNC Common Stock upon their election to the HNC Board; and (2) if, on a succeeding anniversary of such Initial Grant, the director remains a member of the HNC Board and has continuously served as a member of HNC's Board since his election to the Board, then on the anniversary of the date of the Initial Grant, the director will automatically be granted an additional option to purchase 10,000 shares of HNC common stock (a "SUCCEEDING GRANT"). In consideration of the agreements made herein, you hereby agree with HNC that, notwithstanding anything to the contrary in this Agreement or the Director Plan: (1) you will not be granted any options to purchase shares of HNC common stock under the Director Plan unless and until you are elected to HNC's Board of Directors at HNC's annual stockholder meeting held in calendar year 2001 (the "2001 STOCKHOLDERS MEETING"); and (2) if you are elected to HNC's Board of Directors at the 2001 Stockholders Meeting you will not be granted an Initial Grant, but will be granted a nonqualified stock option under the Director Plan that is a "Succeeding Grant" as now defined under Section 6.3 of the Director Plan on the terms of the Director Plan, as such are then in effect.

4. CONSULTING AND SERVICE: You agree that from the Termination Date through December 31, 2000, you will make yourself available to provide, and will, as an independent contractor, provide advice and counsel to the Company and eHNC for up to twenty (20) hours per month. It is agreed by us that your provision of advice and counsel to HNC and eHNC shall constitute "providing services" to HNC and eHNC within the meaning of their respective stock option plans. You will have no right to continue to provide services to HNC or eHNC as a contractor pursuant to this paragraph 4 after December 31, 2000 unless HNC or eHNC, as applicable, agree to retain your services after that date.

5. SALARY CONTINUATION: In consideration for your execution of this Agreement, your agreement to provide advice and counsel to HNC and the general release given by you herein, HNC agrees to pay you a monthly severance benefit in the form of salary continuation, which you are not otherwise entitled to receive. If you execute this Agreement and do not revoke it as specified in paragraph 24 of this Agreement, you will receive monthly salary continuation in an amount equal to your current monthly base salary, until the earlier of the following: (i) December 31, 2000, or (ii) such time as you violate


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either your obligations under the first sentence of paragraph 4 above, or under the provisions of paragraph 9 or paragraph 10 of this Agreement. You agree with HNC that HNC may make tax and other withholding deductions that it determines in good faith are required under applicable law with respect to any payments made by HNC under this paragraph 5.

6. GROUP HEALTH BENEFITS: HNC will continue to maintain and pay for your and your spouse's participation in its group medical, dental, and vision insurance plans, until the earlier of the following: (i) December 31, 2000, or
(ii) such time as you may violate either paragraph 9 or paragraph 10 of this Agreement. You will be eligible to continue coverage under COBRA thereafter.

7. RETURN OF HNC PROPERTY: During the period in which you are receiving salary continuation, you will be allowed to retain the computer system currently in your possession and will continue to have access to HNC's voice mail and electronic mail systems. You agree, however, that at the time that salary continuation terminates (as described in paragraph 5 hereof), you will promptly return the computer to HNC, and your access to HNC's voice mail and electronic mail systems will terminate unless other agreements are reached with HNC. You represent that, as of the Termination Date, you will have returned to HNC all other HNC property or data that was in your possession or control.

8. OTHER ACTIVITIES: It is agreed that while you are receiving salary continuation under paragraph 5 of this Agreement, you may accept and engage in other employment and/or consulting, and may provide service (including but not limited to sitting as a member of another company's board of directors) to other persons or companies, PROVIDED that such employment, consulting work or service provision is not for any person or entity which competes in any way with the business of HNC or any of its subsidiaries.

9. NON-COMPETITION: It is specifically understood and agreed that during any period of time in which you are receiving salary continuation from HNC under paragraph 5 hereof, you shall not provide services or advice to any person or entity which competes in any way with the business of HNC or any of its business units or subsidiaries, regardless of whether you receive compensation from such person or entity.

10. NON-SOLICITATION: It is specifically understood and agreed that during any period of time in which you are receiving salary continuation from HNC under paragraph 5 hereof, you shall not, directly or indirectly, solicit or induce any of the employees, independent contractors or agents of HNC or any of its subsidiaries to end or reduce their relationships with or services to HNC or any of its subsidiaries, nor shall you solicit, recruit or otherwise induce any such person to perform services for you or for any other person or entity. The foregoing non-solicitation obligation extends to all employees, independent contractors and agents of HNC and all HNC's subsidiaries, business units and/or divisions. It is understood and agreed by you and the Company that if you are a member of another company's board of directors and that company is soliciting or recruiting employees of HNC or any of its subsidiaries, independent contractors or agents, it shall not be presumed that you have violated this paragraph 10, and any such claim shall be subject to proof thereof.

11. CONFIDENTIAL INFORMATION: You acknowledge that you are bound by your attached Invention Assignment and Proprietary Information Agreement with HNC dated April 22, 1987, that as a result of your employment with HNC you have had access to HNC's Confidential Information (as defined in such agreement), that you will hold all Confidential Information in strictest confidence and that you may not use such Confidential Information on behalf of any third party. You confirm that you have delivered to HNC all documents and data containing or pertaining to Confidential Information and that you have not taken with you any such documents or data or any reproduction thereof (except as such are contained in the computer and electronic systems referenced in paragraph 7).


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12.      GENERAL RELEASE: As of the date of execution of this Agreement, you, for yourself, your heirs, executors, administrators, assigns and successors, fully and forever release and discharge HNC and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, "RELEASEES"), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to your employment with HNC or the termination of your employment with HNC.

13. KNOWING WAIVER OF EMPLOYMENT-RELATED CLAIMS: You understand and agree that, with the exception of potential employment-related claims identified below, you are waiving any and all rights you may have had, now have, or in the future may have, to pursue against any of the Releasees any and all remedies available to you under any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, breach of privacy rights, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination. Claims not covered by the release provisions of this Agreement are (i) claims for unemployment insurance benefits, and (ii) claims under the California Workers' Compensation Act.

14. WAIVER OF CIVIL CODE Section 1542: You expressly waive any and all rights and benefits conferred upon you by Section 1542 of the Civil Code of the State of California, which states as follows:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

You agree and understand that the Release given by you pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which you may have against HNC or any of the other Releasees.

15. SEVERABILITY OF RELEASE PROVISIONS: You agree that if any provision of the release given by you under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and any court of competent jurisdiction may enforce all remaining provisions to the extent permitted by law.

16. NONDISPARAGEMENT: You agree that you will not disparage, in writing or orally, HNC, any of its subsidiaries, or any of their products, services, representatives, directors, officers, attorneys, successors or assigns, or any person acting by, through, under or in concert with any of them. HNC agrees that it will take reasonable steps to ensure that persons affiliated with HNC do not disparage you, in writing or orally.

17. LEGAL AND EQUITABLE REMEDIES: You agree that HNC will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable remedies


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without prejudice to any other rights or remedies HNC may have at law or in equity for breach of this Agreement.

18. ATTORNEY'S FEES: If any action at law or in equity is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys' fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled.

19. CONFIDENTIALITY: You agree to keep the contents, terms and conditions of this Agreement confidential and will not disclose any information related to this Agreement to anyone except your attorney or pursuant to a subpoena or court order. Any breach of this confidentiality provision will be deemed to be a material breach of this Agreement. However, HNC shall be entitled to disclose the contents, terms and conditions of this Agreement to the extent that it has been advised by counsel that it is required to do so under applicable law or the rules or regulations of any securities exchange or stock quotation system on which HNC's stock or other securities are traded or quoted.

20. NO ADMISSION OF LIABILITY: This Agreement is not, and you may not construe or contend it to be, an admission or evidence of wrongdoing or liability on the part of HNC, its representatives, attorneys, agents, officers, shareholders, directors, employees, subsidiaries, successors or assigns. This Agreement will be given the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

21. ENTIRE AGREEMENT: This Agreement constitutes the entire agreement between you and HNC with respect to the subject matter of this document. It supersedes all prior negotiations and agreements, written or oral, relating to this subject matter. You acknowledge that neither HNC nor its agents or attorneys, have promised or represented, either expressly or impliedly, in writing or orally, anything not contained in this Agreement for the purpose of inducing you to execute this Agreement. You acknowledge that you have signed this Agreement relying only on the promises, representations and warranties contained in this document.

22. MODIFICATION: This Agreement may not be amended or modified in any respect except by another written agreement that specifically refers to this Agreement, executed by an authorized representative of each of the parties.

23. PERIOD TO REVIEW AGREEMENT: You acknowledge that this Agreement was presented to you on December 14, 1999, and that you are entitled to have up to twenty-one (21) days within which to review its terms. You acknowledge that you have been advised to consult with an attorney prior to executing this Agreement. You further represent that if you sign this Agreement before the expiration of the twenty-one (21) day period, you voluntarily waive any remaining time period to review and consider this Agreement.

24. REVOCATION OF AGREEMENT: You understand that you may revoke your agreement within seven (7) days of your execution of this document. Any such revocation must be in writing, and must be received by HNC within such seven (7) day period. Any written revocation should be delivered to: President, HNC Software Inc. 5935 Cornerstone Court West, San Diego, CA 92121. You understand that the benefits to be provided to you under this Agreement will be provided only after the revocation period has expired and you have not revoked this Agreement.

25. SECTION 16 COMPLIANCE: You acknowledge that you alone are responsible for your compliance with Section 16 under the Securities Exchange Act of 1934, as amended, and all regulations thereunder.


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If you agree to the terms of this Agreement, please sign the attached copy and return it to me on or before January 5, 2000. PLEASE REVIEW THIS AGREEMENT CAREFULLY. THIS AGREEMENT CONTAINS A WAIVER OF KNOWN AND UNKNOWN CLAIMS.


Very truly yours,


HNC SOFTWARE INC.                                            As to paragraphs 1, 3 and 4 only
                                                             eHNC, INC.

By:                                                          By:
  ------------------------------------------                     -----------------------------------------
     Charlie Gaylord, Member, HNC Board of                       Charlie Gaylord, Member, HNC Board of
     Compensation Committee                                      Directors Compensation Committee



HNC SOFTWARE INC.                                            As to paragraphs 1, 3 and 4 only
                                                             eHNC, INC.

By:                                                          By:
   -----------------------------------------                    -----------------------------------------
   John Mutch, President                                         John Mutch, President


READ, UNDERSTOOD AND AGREED



--------------------------------------------
Robert L. North

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